Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2013
(millions, except per share amounts)
Operating Revenue	$12,961

Operating Expenses	10,091

Income from operations	2,870

Other income	235

Interest and related charges	832

Income before income tax expense including noncontrolling interests	$2,273

Income tax expense	829

Net income including noncontrolling interests	1,444

Loss from discontinued operations (including income tax benefit of $682)	(1,114)

Noncontrolling interests	27

Net income attributable to Dominion	$303

Amounts attributable to Dominion:

Income from continuing operations	$1,417

Loss from discontinued operations	(1,114)

Net income attributable to Dominion	$303

Earnings Per Common Share – Basic and Diluted
Income from continuing operations	$2.51
Loss from discontinued operations	(1.94)
Noncontrolling interests	(0.05)

Net income attributable to Dominion	$0.52

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2013
(millions)
Operating Revenue	$7,252

Operating Expenses	5,199

Income from operations	2,053

Other income	98

Interest and related charges	378

Income before income tax expense	1,773

Income tax expense	679

Net Income	1,094

Preferred dividends	17

Balance available for common stock	$1,077